Exhibit 6.3

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED

AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND

(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made and entered into this 1st day of September, 2021 (the “Effective Date”), by and between [***] (“Seller”), and Masterworks Gallery, LLC, with an address at 53 Beach Street, New York, New York 10013 (“Agent”). Seller is engaged in the business of the purchase and sale of works of art. Seller is acting as agent on behalf of the sole legal and beneficial owner (“Owner”) of the work of art described on Exhibit B attached hereto and incorporated herein by this reference (the “Work”), and has the authority to sell the Work on behalf of Owner. Agent is acting as agent on behalf of Masterworks Cayman SPC, on behalf of its 069 Segregated Portfolio (“Buyer”), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. Sale. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Agreement.

2. Purchase Price and Manner of Payment. The purchase price for the Work is Two Million Dollars ($2,000,000) (the “Purchase Price”). The Purchase Price shall be paid as follows: (i) a non-refundable deposit in the amount of Four Hundred Thousand Dollars ($400,000) shall be paid within five (5) business days of the execution of this Agreement (the “First Installment”), and (ii) the remaining One Million Six Hundred Thousand Dollars ($1,600,000) of the Purchase Price (the “Final Installment”) shall be paid within 60 days of the full execution of this Agreement. For the avoidance of doubt, the obligation to pay the Final Installment is expressly conditioned on Buyer’s ability to inspect the Work at Crozier Fine Arts (as defined in Section 4.1) prior to the Closing Date. Agent shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice attached hereto as Exhibit B, which shall be verbally confirmed by [***] and Alyssa Laverda prior to payment to Seller.

3. Representations and Warranties.

3.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 6 below) that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party’s rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the “Bill of Sale”) in the form annexed as Exhibit C to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement.

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3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit B.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, “Claims”). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit B attached hereto. Seller has provided Agent with all information in Seller’s and Owner’s knowledge concerning the attribution, authenticity, description, and condition of the Work, and shall provide to Agent a certificate of authenticity from the artist for the Work, if applicable.

3.1.6. The condition of the Work is, and shall be upon the Closing Date and delivery and acceptance by Buyer at the Delivery Location (as defined in Section 7.1 below), substantially in the condition reflected in the Condition Report (as defined in Section 9 below).

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Seller, on behalf of itself and Owner, does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller or Owner of any provision of this Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller or Owner contained in this Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer’s obligations that Seller’s representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller and Owner’s representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

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4. Storage and Care of the Work.

4.1. Between the Effective Date and the date on which Seller receives the First Installment, the Work shall be stored at Gander & White, located at 99 Av. Louis Roche, 92230 Gennevilliers, France (the “Storage Location”). Within seven (7) business days of the receipt of the First Installment, Seller shall pack the Work and finalize arrangements for delivery to Crozier Fine Arts located at 1400 Johnson Way, New Castle, DE 19720 (“Crozier Fine Arts”) by no later than September 15, 2021 or such other date as mutually agreed upon by the Parties, and the Work will remain in an account at Crozier Fine Arts under the name and control of Seller before the Closing Date (as defined in Section 6 below). Seller shall not relocate the Work without prior written notice to Agent.

4.2. Seller agrees to ensure that an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is accepted by Buyer on the Closing Date. Any damage to the Work must be reported immediately to Agent. Seller will not perform any conservation or restoration on the Work without the specific prior written consent of Agent.

5. Insurance. Seller shall arrange and pay for the Work to be insured under Seller’s blanket fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both (i) Buyer’s acceptance of the Work at the Delivery Location and (ii) payment by Buyer of the full Purchase Price. From and after the date of payment of the First Installment, Buyer shall be named as an additional insured and a “loss payee” on such policy in the amount of its deposit and Seller will issue an insurance certificate which delineates the First Installment in the name of Agent as well as the work being fully insured at Seller’s cost for the duration of the Agreement until the Closing Date (as defined in Section 6 below). On or before the date of payment of the First Installment, Seller shall provide Agent with a certificate of insurance evidencing Seller’s insurance coverage and naming Buyer as an additional insured and loss payee.

6. Title. The “Closing Date” shall mean the date upon which Agent pays the Purchase Price to Seller. On the Closing Date, subject only to Agent’s payment of the Purchase Price in accordance with this Agreement, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale and a certificate of authenticity from the artist for the Work, if applicable. Seller shall be responsible for remitting any and all applicable sales proceeds due to Owner in connection with the sale of the Work hereunder. For a period of one (1) year hereafter, Seller hereby agrees that it will not knowingly, directly or indirectly, offer, sell or agree to sell any artwork to any person other than Agent that, directly or indirectly, intends to offer fractional investment in the artwork through a sale of tokens or securities.

7. Delivery and Expenses.

7.1. Within five (5) business days of the Closing Date, if Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers, approved by Agent in writing and paid for directly by Agent, to Agent’s account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the “Delivery Location”).

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7.2. Seller shall be responsible for arranging packing, shipping and insuring the Work from its Storage Location to its account at Crozier Fine Arts and from Crozier Fine Arts to the Delivery Location, and insuring the Work until the Closing Date. Agent agrees to pay or reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work to the Delivery Location and storage of the work at Crozier Fine Art pursuant to this Agreement, provided that all shipping and packing costs shall be confirmed in advance in writing by Agent.

8. Third-Party Commissions. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Agreement.

9. Inspection. During the week of September 6, 2021, or on another date mutually agreed upon if such inspection is impracticable in light of COVID-19, Buyer shall be entitled to inspect the Work at Storage Location (the “Inspection”) and to confirm the condition of the Work matches the condition reflected in the Condition Report dated May 15, 2018, which is attached hereto as Exhibit A. Agent shall be responsible for the cost of such Inspection. When the Work is delivered to the Delivery Location, Delaware Freeport shall prepare a condition report at the Buyer’s expense to confirm the condition of the Work matches the condition reflected in the Condition Report.

10. Security Interest. Seller grants Buyer a security interest in all right, title and interest in and to the Work, all documents related thereto, and any amount that compensates or indemnifies for the loss, theft or damage to the Work from the Effective Date and until the Work is delivered to and accepted by Buyer at the Delivery Location. In the event of any default under this Agreement by Seller, Buyer, to the extent of Buyer’s security interest in and to the Work at such time of default, shall have the rights of a secured party under Article 9 of the New York Uniform Commercial Code.

11. Termination with Cause. In the event of: (i) a breach or alleged breach of this Agreement by Seller; (ii) the falsity or material inaccuracy, actual or alleged, of any of Seller’s representations or warranties contained in this Agreement, (x) Buyer shall have the right to terminate this Agreement, and Seller shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Agreement, and (y) upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so.

12. Miscellaneous. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Seller, the terms of this Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Agreement without the prior written consent of Agent or Buyer. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]
on behalf of itself and as agent for Owner

By:
Its:

AGENT:

Masterworks Gallery, LLC

By:	Masha Golovina
Its:	Director

[Signature Page to Purchase Agreement]

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EXHIBIT A

CONDITION REPORT

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EXHIBIT B

INVOICE

Invoice No. [***]

Purchaser:
Masterworks Gallery, LLC as agent for Masterworks Cayman, SPC on behalf of its 069 Segregated Portfolio
53 Beach Street
New York, NY
10013

Invoice

September 2, 2021

For the acquisition of following artwork (the "Work"):

Albert OEHLEN
Nie mehr unter dem Exkrement Liegen
inkjet, acrylic and spray paint on canvas
199.5 by 167.5 cm.
78 1/2 by 66 in.
Executed in 2002.

Purchase Price US$2,000,000.00

Total Amount Due : US$2,000,00.00

Account Payable:

Beneficiary Name: [***]
Bank Name:
Bank Address:
Account Number:
SWIFT:

Page 1 of 1

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EXHIBIT C

BILL OF SALE

Dated: ________________, 2021

Sold by:	[***]	(“Seller”)

Sold to:	Masterworks Cayman SPC, On behalf of its 069 Segregated Portfolio 53 Beach Street New York, New York 10013	(“Buyer”)

Work sold:	Artist:	(the “Work”)
	Title:
	Medium:
	Size:
	Date:

Retail Price:	$2,000,000
NY Sales Tax:	None Withheld; Delaware Delivery
Purchase Price:	$2,000,000

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated September 1st, 2021, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:
[***]
on behalf of itself and as agent for Owner

By:
Its:

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